CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 37 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 15, 1997, relating to the financial statement and financial highlights appearing the November 30, 1996 Annual Report to Shareholders of Key Money Market Mutual Fund and SBSF Convertible Securities Fund. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses constituting parts of this Registration Statement related to Key Money Market Mutual Fund and SBSF Convertible Securities Fund.


/s/Price Waterhouse LLP
New York, New York
March 16, 1998